Exhibit 99.2

CONSENT OF LASALLE PARTNERS, S. DE R.L. DE C.V.

We hereby consent to the use of our name in the Registration Statement on Form F-1 of Corporación Inmobiliaria Vesta, S.A.B. de C.V. and any amendments thereto (the “Registration Statement”) and the references to and information contained in the appraisal reports of LaSalle Partners, S. de R.L. de C.V. prepared for Corporación Inmobiliaria Vesta, S.A.B. de C.V., wherever appearing in the Registration Statement, including but not limited to our company under the headings “Presentation of Financial and Other Information,” “Summary” and “Industry and Regulatory Overview” in the Registration Statement.

Dated: June 8, 2023

On behalf of LaSalle Partners, S. de R.L. de C.V. and not in any personal capacity

By:	/s/ Alfredo J. Giorgana de la Concha
Name:	Alfredo J. Giorgana de la Concha
Title:	National Director Valuations JLL Mexico